EXHIBIT 10.4
August 2, 2010
James Shaughnessy
c/o Orbitz Worldwide, Inc.
500 West Madison Street, Suite 1000
Chicago, IL 60661
Dear Jim,
The following will confirm our understanding with respect to the housing and travel allowances payable to you in connection with your employment by Orbitz Worldwide, Inc. and its affiliates (the “Company”).
Effective as of August 1, 2010 and for the succeeding 12-month period, you will receive a housing and travel allowance of $9,200 per month (or $4,246.15 per pay period), less applicable taxes, and will have use of available Company barter card funds for air travel to and from your home in Connecticut on a weekly basis. In the event that barter card funds cannot be used (for example, for change fees or fare increases incurred to change an itinerary for a business reason) or are no longer available, you will be reimbursed for the actual cost of such fees and fare changes or the actual cost of an airline ticket to and from your home in Connecticut consistent with Company travel policies. Any such reimbursements will be subject to applicable taxes.
The aforementioned allowances and benefits are in lieu of any other relocation benefits during the relevant period. At the end of this period, the Chief Executive Officer and the Board of Directors (or appropriate committee thereof) will review either a continued housing/travel allowance or begin the relocation process under the Company’s Relocation Policy, Plan A.
The above terms shall amend and supersede any prior agreements or arrangements between you and the Company (including any of its predecessors) with respect to the subject matter hereof.
Please indicate your acceptance of this agreement by signing below and returning it to me.

Regards,
/s/ Paul Wolfe
Paul Wolfe
GVP, Human Resources Orbitz Worldwide, Inc.

/s/ James P. Shaughnessy	8/6/2010
Employee	Date